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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                    -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported): May 14, 1996

                             TCSI Corporation
         (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification No.)

2121 Allston Way, Berkeley, California                       94704
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 649-3700

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Item 5.  Other Events.

         On May 14, 1996, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 28.

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TCSI Corporation

By: /s/Paul A. Farmer
    -----------------
Paul A. Farmer
Chief Financial Officer

Date: May 14, 1996

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                             INDEX TO EXHIBITS

28.  Press Release, dated May 14, 1996

            TCSI Announces Second Multi-Million Dollar Contract with
             Telstra--Austalia's Leading Telecommunications Provider

        Telstra Builds on the Power, Openness, and Scalability of OSP 4.0

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For additional information contact:

TCSI Corporation                              Telstra Corporation Ltd.
Press Inquiries:                              Press Inquiries:
Susan Trainer - (510) 837-5503                John Veitch - +61 3 9 634 0943
Financial Inquiries:
Leigh Salvo - (510) 649-3800

       TCSI ANNOUNCES SECOND MULTI-MILLION DOLLAR CONTRACT WITH
       TELSTRA--AUSTRALIA'S LEADING TELECOMMUNICATIONS PROVIDER

   Telstra Builds on the Power, Openness, and Scalability of OSP 4.0

BERKELEY, California -- May 14, 1996 - TCSI Corporation (Nasdaq: TCSI), a global provider of software to the Telecom industry, announced today that Telstra Corporation Ltd., Australia's national telecommunications company, is planning to deploy a version of its new, integrated fault management system that uses TCSI's Object Services Package (OSP) 4.0 software. This contract builds on an agreement TCSI recently signed with Telstra to deploy another OSP-based network management system. The new fault management system, scheduled for field trial in the third quarter of 1996, will benchmark and validate the scalability and performance of the underlying OSP system and support the feasibility of deploying such a system on a large scale at the national level. The application will manage several hundred thousand objects, handle more than 30,000 alarms per hour, connect over a hundred UNIX clients, automating and integrating fault management functions for Telstra. The initial phase of the contract, now underway, is valued at $2 million to TCSI.

The system, known as the Plant Trouble Management Field Trial System (PTM-
FTS), incorporates TCSI's OSP 4.0, an industrial-strength distributed object development and run-time environment and Network Management Functional Modules
(NMFM). The initial installation, being deployed in two regions of Australia, involves managing the alarm and trouble ticket activities of transmission and switching elements. Network operators will be able to respond more quickly to potential problems, improving Telstra's quality of service.

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"TCSI is in a unique position to provide object-oriented development platforms and professional services with expertise in the Telecom domain," said John Veitch, PTM development manager, Telstra, Melbourne, Australia. "As such,
TCSI has developed a very good understanding of our operational system requirements and we are well on our way to specifying and developing the PTM-FTS system that will meet our needs."

"Telstra's strategic plans to re-architect its network management system called for it to invest in highly scalable, open, and powerful object technology," said Ram Banin, executive vice president and general manager of TCSI's Object Software Group. "We are gratified that Australia's premier telecom provider selected OSP and TCSI's services to help it achieve those plans."

About The PTM-FTS

At the heart of the PTM-FTS are distributed, scalable object servers that consist of millions of managed objects for the Telstra system. Object servers are responsible for configuration management, fault management (alarm and trouble ticket management), report management, and system management. OSP also provides the foundation that enables object servers to communicate with GUI-based, UNIX front-end workstations.

About TCSI Corporation's Products

TCSI provides telecommunication management applications that are built upon the Company's flagship software product, Object Services Package (OSP). OSP is a highly scalable industrial-strength distributed object development and runtime environment for large, object-oriented client/server systems. Major communications corporations worldwide use OSP to design, implement, and deploy mission-critical applications for management and operations support systems. The product provides an integrated environment for deploying graphical user interfaces (X11/Motif and Windows), object services (distributed object management and CORBA), and communications gateways (SNMP, CMIP, and proprietary). OSP also provides persistent data storage in relational databases from Informix Software, Inc., Oracle Corporation, and Sybase, Inc.

TCSI Corporation

TCSI Corporation provides object-oriented software products, services, and solutions to the Telecom industry worldwide. Service providers and equipment manufacturers deploy TCSI's software to enable a range of customer services, automated processes, and the management of broadband, wireless, and intelligent networks. Based in Northern California, TCSI has offices in North America, Europe, and the Pacific Rim. The Company reported revenues of $55.4 million in 1995 and $18.5 million in the first quarter of 1996.


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